                                    SCHEDULE 14A
                                   (RULE 14a-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                               EXCHANGE ACT OF 1934

     Filed by the Registrant  /X/
     Filed by a Party other than the Registrant  / /
     Check the appropriate box:
     / /  Preliminary Proxy Statement     / /  Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
     /X/  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 OAK TECHNOLOGY, INC.
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     /X/  No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                          N/A
-------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
                          N/A
-------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                          N/A
-------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
                          N/A
-------------------------------------------------------------------------------
     (5)  Total fee paid:
                          N/A
-------------------------------------------------------------------------------
     / /  Fee paid previously with preliminary materials:
-------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
                          N/A
-------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:
                          N/A
-------------------------------------------------------------------------------
     (3)  Filing Party:
                          N/A
-------------------------------------------------------------------------------
     (4)  Date Filed:
                          N/A
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
                                OAK TECHNOLOGY, INC.
                                 -----------------
                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD NOVEMBER 24, 1998
                                 -----------------

To The Stockholders:

Please take notice that the 1998 Annual Meeting of Stockholders of Oak Technology, Inc. (the "Company") will be held on November 24, 1998 at 9:00 a.m. at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, for the following purposes:

     1. To elect two Class I directors to hold office for a three-year term and until their successors are elected and qualified.

     2. To approve an amendment to the 1994 Employee Stock Option Plan to (i) increase the number of shares of Common Stock authorized for issuance over the term of the Option Plan by 6,000,000 shares, (ii) render non-employee directors eligible to receive option grants under the Option Plan and (iii) eliminate the restriction that the individuals who serve on the Compensation Committee may not receive option grants under the Option Plan.

     3.   To approve an amendment to the 1994 Employee Stock Purchase Plan to
          (i) increase the number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by 1,000,000 shares, (ii) extend for an additional five (5) years the term of the Purchase Plan and (iii) allow employees of the Company's affiliates to participate in the Purchase Plan.

     4. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

     5. To transact such other business as may properly come before the meeting.

     These matters are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on September 30, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                        By order of the Board of Directors

                                        /s/ Shawn M. Soderberg

                                        Shawn M. Soderberg
                                        Vice President, General Counsel and
                                        Secretary

Sunnyvale, California
October 15, 1998


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                                OAK TECHNOLOGY, INC.
                                  139 Kifer Court
                            Sunnyvale, California 94086

                                 -----------------
                                  PROXY STATEMENT
                                 -----------------


                                      GENERAL

     The accompanying proxy is solicited by the Board of Directors of Oak Technology, Inc., a Delaware corporation ("Oak" or the "Company"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, November 24, 1998 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California. The telephone number at that location is (408) 988-1500.

     These proxy solicitation materials were mailed on or about October 15, 1998 to all stockholders entitled to vote at the Annual Meeting.


                           PROXIES AND SOLICITATION COSTS

     All valid proxies received and not subsequently revoked prior to or at the Annual Meeting will be voted in accordance with the specifications made on the proxy. If no specification is indicated on the proxy, the shares will be voted in favor of each of the proposals described herein. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $6,500.


                      RECORD DATE, SHARE OWNERSHIP AND VOTING

     Only holders of the Company's Common Stock of record as of the close of business on September 30, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that date, there were 40,656,495 shares of Common Stock of the Company outstanding. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management". The closing sale price of the

Company's Common Stock as reported on the Nasdaq National Market on September 30, 1998 was $2.00 per share.

     Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held as of the Record Date on each of the proposals presented in this Proxy Statement. Stockholders may not cumulate votes in the election of Directors. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares that are voted "FOR", "AGAINST", "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not effect the outcome of the voting on a proposal.

                                     PROPOSAL 1

                               ELECTION OF DIRECTORS

     The Company has a classified Board of Directors currently consisting of two Class I Directors (Timothy Tomlinson and Young K. Sohn), one Class II Director (Ta-Lin Hsu), and two Class III Directors (Richard B. Black and David D. Tsang), who will serve until the annual meetings of stockholders to be held with respect to fiscal years 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those Directors whose terms expire on that annual meeting date. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

     The term of the current Class I Directors will expire on the date of the 1998 Annual Meeting. Management's nominee for election by the stockholders as Class I Directors are Timothy Tomlinson and Young K. Sohn, the current Class I Directors. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders held with respect to fiscal year 2001, and until their successors are elected and qualified. If either of such nominees declines to serve, proxies may be voted for such substitute nominee as the Company may designate.

     If a quorum is present and voting, the two nominees for Class I Directors receiving the highest number of votes "For" will be elected as the Class I Directors.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. TOMLINSON AND MR. SOHN.

                                     PROPOSAL 2

                  APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN


     The Company's stockholders are being asked to approve an amendment to the 1994 Stock Option Plan (the "Option Plan"), which includes the following changes:
          (i) increase the number of shares of Common Stock available for issuance by 6,000,000 shares;

          (ii) render non-employee Board members eligible to receive option grants under the Option Plan; and

          (iii) eliminate the restriction that the individuals who serve on the Compensation Committee may not receive option grants under the Option Plan.

     All share and per share amounts included in this Proposal reflect the two-for-one (2-for-1) stock split effected on March 28, 1996.

     The Option Plan became effective on December 13, 1994. The Option Plan was amended on February 1, 1996 to increase the share reserve by 3,000,000 shares; the amendment was subsequently approved by the stockholders. The amendment to the Option Plan that is the subject of this Proposal was adopted by the Board on July 30, 1998, subject to stockholder approval at the Annual Meeting.

     The proposed share increase will assure that a sufficient reserve of Common Stock is available under the Option Plan to attract and retain the services of employees, which is essential to the Company's long-term growth and success. The remaining amendments will provide the Company with more opportunities to make equity incentives available to the non-employee Board members as an inducement for their continued service.

     The Company also has in effect a 1994 Directors Option Plan pursuant to which a total of 500,000 shares is reserved for issuance to the non-employee Board members.

     The following is a summary of the principal features of the Option Plan as amended. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Sunnyvale, California.

PLAN ADMINISTRATION

     The Compensation Committee of the Board and the Board have separate but concurrent authority to administer the Option Plan. The Plan Administrator (which as used in this summary will mean either the Compensation Committee or the Board to the extent each such entity is administering the Option Plan) will have complete discretion (subject to the provisions of the Option Plan) to authorize option grants under the Option Plan.

SHARE RESERVE

     The maximum number of shares of the Company's Common Stock available for issuance over the term of the Option Plan may not exceed 12,000,000 shares, including the 6,000,000-share increase for which stockholder approval is sought under this Proposal. As of August 31, 1998, 1,248,372 shares were available for future option grants; assuming stockholder approval of this Proposal, the number of shares available for future option grants will be increased to 7,248,372. In no event may any one participant in the Option Plan receive options for more than 1,600,000 shares in the aggregate over the term of the Option Plan.

     The shares of Common Stock issuable under the Option Plan may be drawn from shares of the Company's authorized but unissued Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the Option Plan and to each outstanding option.

     Should an option expire or terminate prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Option Plan. Unvested shares issued under the Option Plan and subsequently repurchased by the Company at the original exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Option Plan.

ELIGIBILITY

     Officers and other employees of the Company and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the Board and the board of directors of its parent or subsidiaries and consultants and independent advisors of the Company and its parent and subsidiaries will be eligible to participate in the Option Plan.

     Non-employee Board members are also eligible to receive automatic initial and annual option grants under the 1994 Directors Option Plan.

     As of August 31, 1998, approximately 8 executive officers, 495 other employees and 3 non-employee Board members were eligible to participate in the Option Plan.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the Option Plan will be the closing selling price per share on the day preceding that date on the Nasdaq National Market. On August 31, 1998, the closing selling price per share was $2.875.

                                   OPTION GRANTS

     Two types of options may be granted under the Option Plan: incentive stock options and non-qualified options. Incentive stock options may be granted at an exercise price per share not less than one hundred percent (100%) of the of the fair market value of the Common Stock on the option grant date and non-qualified options may be granted under the Option Plan at an exercise price per share not less than eighty five percent (85%) of the
fair market value per share of Common Stock on the option grant date.   No
granted option will have a term in excess of ten years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Option Plan which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

                                 GENERAL PROVISIONS

CHANGE OF CONTROL

     In the event that the Company is acquired by merger, asset sale or a sale of shares by the stockholder or in the event of liquidation or dissolution of the Company, each outstanding option under the Option Plan which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will terminate and cease to be outstanding effective as of the date of such transaction.

FINANCIAL ASSISTANCE

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options under the Option Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of options with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

     The Board may amend or modify the Option Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the Option Plan at any time, and the Option Plan will in all events terminate on December 10, 2004.

STOCK AWARDS

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted between July 1, 1997 and August 31, 1998 under the Option Plan together with the weighted average exercise price payable per share.

                                OPTION TRANSACTIONS
------------------------------------------------------------------------------
Name                                              Number of Option    Weighted
                                                      Shares (1)      Average
                                                                      Exercise
                                                                       Price
------------------------------------------------------------------------------
David D. Tsang                                        190,000           $6.61
Chief Executive Officer

Aydin Koc (2)                                          50,000           $9.63
Vice President; Optical Storage Business Unit

Shawn M. Soderberg                                     95,000           $3.84
Vice President; General Counsel and Secretary

Kenji Fujimoto                                        110,000           $6.15
Vice President; General Manager, Oak Technology, KK

Abel S. Lo                                            110,000           $6.15
Vice President; General Manager,
Oak Technology, Inc., Taiwan

All current executive officers as a group           1,390,000           $5.22
(8 persons)

Young Sohn                                             60,000           $4.33
Director

Timothy Tomlinson                                      46,000           $3.85
Director

Ta-Lin Hsu                                             46,000           $3.85
Director

All non-employee directors as a group                 152,000           $4.04
(3 persons)


All current employees, including current            4,392,290           $5.04
officers who are not executive officers as a group
(384 persons)

(1) The option grants listed in the foregoing table include 2,638,750 shares of stock subject to options granted on August 12, 1998 to employees and those officers who were new officers for fiscal 1998, including Shawn M. Soderberg, Paul H.F. Vroomen, Peter D. Besen and Richard Simone, at an exercise price of $3.25 per share. These option grants replace options to purchase up to 2,638,750 shares (including 1,864,100 shares subject to options granted in fiscal 1998) previously granted at an exercise price in excess of $3.50,
which options have been cancelled.   The new options will become exercisable
in a series of installments as follows: 24% at the end of the first anniversary of the date of grant, and the balance in a series of 38 equal successive monthly installments of 2% of the option shares measured from the first anniversary of the vesting commencement date. The option grants listed in the forgoing table also include performance based options granted on August 12, 1998 to all officers at an exercise price of $3.25 per share to purchase 645,000 shares of Common Stock which become exercisable in three equal installments: one-third when the Company achieves earnings per share of $0.40, another one-third when the Company achieves earnings per share of $0.80, and the remaining one-third when the Company achieves earnings per share of $1.20. Regardless of the Company's financial performance, all of the options will become exercisable at the end of seven years. These options accelerate in the event of the Company is acquired by merger or asset sale or in the event of a change in control.

(2)  Mr. Koc resigned from the Company effective July 15, 1998.

                          FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

     Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

                      DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by the Company without limitation under Code Section 162(m).

                                ACCOUNTING TREATMENT

     Option grants with exercise prices less than the fair market value of the shares on the grant date will result in a compensation expense to the Company's earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by the Company over the period that the option shares are to vest. Option grants with an exercise price equal to the fair market value of the shares on the grant date will not result in any charge to the Company's earnings. However, the Company must disclose in footnotes and pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

                                 NEW PLAN BENEFITS

     As of August 31, 1998, no option grants have been made under the Option Plan on the basis of the 6,000,000-share increase for which stockholder approval is sought as part of this Proposal. However, on July 30, 1998, the Board approved option grants for 40,000 shares to each of the non-employee Board members at an exercise price of $3.25 which was equal to the fair market value of the shares on that date (as determined under the Option
Plan), subject to stockholder approval of this Proposal. Each such option will become exercisable in a series of installments as follows: 24% at the end of the first anniversary of the date of grant, and the balance in a series of 38 equal successive monthly installments of 2% of the option shares measured from the first anniversary of the vesting commencement date. Each option will accelerate in the event the Company is acquired by merger or asset sale or in the event of a change in control. Each non-employee Board member has agreed to waive his right to receive the 6,000 share option grant on the date of the 1998 Annual meeting under the 1994 Director's Option Plan.

                                STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 1998 Annual Meeting is required for approval of the amendment to the Option Plan. Should such stockholder approval not be obtained, then the share reserve will not be increased, non-employee Board members and the individuals who serve on the Committee will not become eligible to receive option grants under the Option Plan and the 40,000-share option grants made to each non-employee Board member on July 30, 1998 will terminate. The Option Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Option Plan prior to its amendment until the available reserve of Common Stock under such plan is issued.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE OPTION PLAN. THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY TO IMPLEMENT A COMPREHENSIVE EQUITY INCENTIVE PROGRAM FOR THE COMPANY WHICH WILL PROVIDE A MEANINGFUL OPPORTUNITY FOR OFFICERS, EMPLOYEES AND NON-EMPLOYEE BOARD MEMBERS AND OTHER SUCH PARTIES TO ACQUIRE A SUBSTANTIAL PROPRIETARY INTEREST IN THE ENTERPRISE AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN THE COMPANY'S SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.

                                     PROPOSAL 3

             APPROVAL OF AMENDMENT TO 1994 EMPLOYEE STOCK PURCHASE PLAN

     The Company's stockholders are also being asked to approve an amendment to the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") which will (i) increase the number of shares of Common Stock issuable under the Purchase Plan by 1,000,000 shares (of which up to 150,000 shares can be used for the purchase of shares for the purchase period ending on January 31,
1999), (ii) extend the term of the Plan to February 6, 2005 and (iii) render employees of the Company's affiliates eligible to participate in the Purchase Plan. The Board of Directors believes that it is in the best interests of the Company's stockholders to approve the amendment to the Purchase Plan to assure that such plan will continue to serve as a meaningful incentive for the employees of the Company and its affiliates to continue in the Company's service by giving them an opportunity to acquire an equity interest in the Company and thereby further align their interests with those of the stockholders.

     All share and per share amounts included in this Proposal reflect the two-for-one (2-for-1) stock split effected on March 28, 1996.

     The Purchase Plan was adopted by the Board of Directors on December 13, 1994 and was subsequently approved by the stockholders on February 7, 1995. The amendments to the Purchase Plan which are the subject of this Proposal 3 were adopted by the Board of Directors on July 30, 1998, subject to approval by the stockholders at the Annual Meeting.

     The terms and provisions of the Purchase Plan, as amended by the Board
of Directors on July 30, 1998, are summarized below.   The summary, however,
does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at the Company's principal executive offices in Sunnyvale, California.

PURPOSE

     The purpose of the Purchase Plan is to provide eligible employees of the Corporation and its participating affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. Participating affiliates may include any parent or subsidiary corporations of the Company, whether now existing or hereafter established, which elect to extend the benefits of the Purchase Plan to their eligible employees.

SHARE RESERVE

     Upon approval of the 1,000,000 share increase, the maximum number of shares which may be issued over the ten (10) year term of the Purchase Plan, will be increased to 1,600,000 shares. As of August 31, 1998, 92 shares were available for issuance under the Purchase Plan; assuming stockholder approval of this Proposal, the number of shares available for future issuances under the Purchase Plan will be increased to 1,000,092 (of which up to 150,000 shares may be used to purchase shares for the purchase period ending on January 31, 1999).

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan, (ii) the maximum aggregate number and class of securities purchasable by all participants on any one purchase date and (iii) the class and maximum number of securities subject to each outstanding participation election and the purchase price payable per share thereunder.

ADMINISTRATION

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Such committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

PURCHASE PERIODS

     Under the Purchase Plan, shares are issued through a series of successive six (6)-month purchase periods. Purchase periods currently run from the first business day of February to the last business day of July each year, and from the first business day in August to the last business day in
January of the following year until the Purchase Plan terminates.   Each
participant is granted an option to purchase shares of Common Stock for each purchase period in which he or she participates. The option will be granted on the first business day of each purchase period and will be automatically exercised on the last business day of each purchase period. Each option entitles the participant to purchase the whole number of shares of Common Stock obtained by dividing the participant's payroll deductions for the purchase period by the purchase price in effect for such period.

ELIGIBILITY

     Any individual who customarily works for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating affiliate will be eligible to participate in the Purchase Plan. An individual who is an eligible employee at the start of any
purchase period may join that purchase period at that time.   An individual
who first becomes an eligible employee after such start date may join the Purchase Plan on the start date of any subsequent purchase period on which he or she is an eligible employee.

     As of August 31, 1998, approximately 476 employees, including 7 executive officers, were eligible to participate in the Purchase Plan.

PAYROLL DEDUCTIONS

     Each participant may authorize payroll deductions in any multiple of 1% of his or her base compensation, up to a maximum of ten percent (10%).

PURCHASE PRICE

     The purchase price per share at which Common Stock will be purchased on the participant's behalf on each purchase date will be equal to eighty-five percent (85%) of the LOWER of (i) the fair market value per share of Common Stock on the start date of the purchase period or (ii) the fair market value per share of Common Stock on that purchase date.

PURCHASE PROVISIONS

     On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase period. The number of shares purchased during any purchase period by a participant may not exceed 125% of the number of shares which may be purchased at a price equal to 85% of the fair market value of the Common Stock on the first day of such purchase period.

VALUATION

     The fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date on the Nasdaq National Market. On August 31, 1998, the closing selling price per share of Common Stock was $2.875 per share.

SPECIAL LIMITATIONS

     The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

     (i) No option may be granted to any individual who owns stock (including stock purchasable under any outstanding participation elections) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

     (ii) No option granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such option is granted) for each calendar year the option remains outstanding at any time.

     (iii) No participant may purchase during any one purchase period more than the number of shares of Common Stock which exceeds 125% of the number shares of Common Stock which may be purchased at a price equal to 85% of the fair market value of the Common Stock on the first day of the purchase period.

TERMINATION OF OPTIONS

     The option will immediately terminate upon the participant's loss of eligible employee status or upon his or her affirmative withdrawal from the purchase period. The payroll deductions collected for the purchase period in which the option terminates will be immediately refunded.

STOCKHOLDER RIGHTS

     No participant will have any stockholder rights with respect to the shares of Common Stock covered by his or her option until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

     No option will be assignable or transferable other than in connection with the participant's death and will be exercisable only by the participant during his or her lifetime.

ACQUISITION

     Should the Company be acquired by merger or asset sale during a purchase period, the Company shall have the power to make the following binding arrangements: (i) purchase the shares subject to outstanding participation elections for the purchase period occurring at such time at a purchase price equal to 85% of the LOWER of (A) the fair market value per share of Common Stock on the start date of the purchase period during which the acquisition occurs or (B) the fair market value per share of Common Stock immediately prior to such acquisition; (ii) cause the acquiring corporation to assume all outstanding purchase elections or (iii) cancel all of the outstanding participation elections and options to purchase shares in return for payment by the Company of an amount not less than the amount credited to the participant's stock purchase account.

AMENDMENT AND TERMINATION

     The Purchase Plan will terminate upon the earliest to occur of (i) February 6, 2005, (ii) the date on which all available shares are issued or
(iii) the date on which all outstanding participation elections are exercised in connection with an acquisition of the Company.

     The Board of Directors may at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without stockholder approval, (i) materially increase the number of shares issuable under the Purchase Plan except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

STOCK ISSUANCES

     The table below shows, as to each of the executive officers named in the Summary Compensation Table below and the various indicated groups, the following information with respect to Purchase Plan transactions effected during the period from July 1, 1997 to August 31, 1998: (i) the number of shares of Common Stock purchased under the Purchase Plan during that period and (ii) the weighted average purchase price paid per share of Common Stock in connection with the purchases.

                             PURCHASE PLAN TRANSACTIONS
------------------------------------------------------------------------------
                                                                      Weighted
                                                      Number of        Average
Name                                                   Shares       Purchase Price
---------------------------------------------         ---------     --------------
David D. Tsang                                             --              --
Chief Executive Officer and Chairman
of the Board


Aydin Koc (1)                                           1,660           $4.99
Vice President, Optical Storage Business Unit


Shawn M. Soderberg                                        658           $4.99
Vice President, General Counsel and Secretary


Kenji Fujimoto                                             --              --
Vice President, General Manager, Oak
Technology, KK


Abel S. Lo                                              2,921           $3.80
Vice President; General Manager, Oak
Technology, Inc., Taiwan


All current executive officers as a group               7,579           $3.73
(4 persons)


All employees, including current officers             278,451           $3.99
who are not executive officers as a group
(288 persons)

(1)  Mr. Koc resigned from the Company on July 15, 1998.

NEW PLAN BENEFITS

     As of August 31, 1998, options have been granted under the Purchase Plan in reliance upon the 1,000,000 share increase which is the subject of this Proposal 3. Such options will be exercised on January 31, 1999, the next purchase date under the Purchase Plan. The exact number of shares subject to such options will not be ascertained until such date, however, the maximum number of shares available for issuance on the January 31, 1999 purchase date is 150,000 shares. Assuming that the fair market value of the Common Stock on January 31, 1999 is $2.875 per share (the fair market value on August 31, 1998), and that the participants in the Purchase Plan maintain their current level of participation through the January 31, 1999 purchase date, then the table below shows the number of shares of Common Stock subject to the options granted to the executive officers named in the Summary Compensation Table and various indicated groups.

                                NEW PLAN BENEFITS
------------------------------------------------------------------------------
                                                 Number of
  Name                                           Shares (1)    Dollar Value(2)
  ----                                           ---------     ---------------
  David D. Tsang
  Chief Executive Officer and Chairman                  --               --
  of the Board

  Aydin Koc                                             --               --
  Vice President, Optical Storage
  Business Unit

  Shawn M. Soderberg                                   896           $2,186
  Vice President, General Counsel and
  Secretary

  Kenji Fujimoto                                        --               --
  Vice President; General Manager,
  Oak Technology, KK

  Abel S. Lo                                         1,536           $3,748
  Vice President; General Manager,
  Oak Technology, Inc., Taiwan

  All current executive officers as a group          7,375          $17,995
  (5 persons)

  All employees, including current officers        142,625         $348,005
  who are not executive officers as a group
  (245 persons)

(1) The 150,000 shares available for the purchase period ending January 31, 1999 have been allocated on a pro rata basis among the participants.

(2) This value is the aggregate purchase price of the shares, based on the assumed purchase price of $2.44 per share which represents 85% of $2.875, the fair market value of the Common Stock as of August 31, 1998.

FEDERAL TAX CONSEQUENCES

     The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or the exercise of an outstanding option. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

     If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the purchase period in which such shares were acquired or within one (1) one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

     If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the purchase period in which such shares were acquired and more than one (1) one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

     If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

ACCOUNTING TREATMENT

     Under current accounting rules, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Corporation's reported earnings. However, with respect to the shares of Common Stock issued on the January 31, 1999 purchase date (not to exceed 150,000 shares) the increase in the fair market value of such shares between the date the Board approved the amendment to the Purchase Plan which is subject to this Proposal and the date of the stockholders' approval of this Proposal will be a compensation expense charged against the Corporation's reported earnings for the 1999 fiscal year. In addition, the Corporation must disclose, in pro-forma statements to the Corporation's financial statements, the impact the options granted under the Purchase Plan would have upon the Corporation's reported earnings were the value of those options treated as compensation expense.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendments to the Purchase Plan. Should such stockholder approval not be obtained, then, to the extent that options have been granted under the Purchase Plan in reliance upon the 1,000,000-share increase, such options will terminate, the Plan Administrator will allocate the remaining shares of Common Stock available for issuance under the Purchase Plan on a pro rata basis between the participants, any excess payroll deductions will be refunded to participants and the Purchase Plan will immediately terminate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE PURCHASE PLAN. THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY TO MAINTAIN A PROGRAM OF STOCK OWNERSHIP FOR THE COMPANY'S EMPLOYEES IN ORDER TO PROVIDE THEM WITH A MEANINGFUL OPPORTUNITY TO ACQUIRE A PROPRIETARY INTEREST IN THE COMPANY AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN THE COMPANY'S SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.

                                     PROPOSAL 4

           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected KPMG Peat Marwick LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1999. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required for approval of this proposal. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of August 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each Director and nominee for Director of the Company, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below and (iv) all current executive officers and Directors of the Company as a group.

                                                        Shares Owned(2)(3)
                                                    --------------------------
                                                     Number         Percentage
 Name of Beneficial Owners(1)                       of Shares        of Class
-----------------------------                       ---------       ----------
 David D. Tsang (4)                                    4,482,949          11.0%
 Aydin Koc (5)                                            19,565              *
 Shawn M. Soderberg (6)                                   20,637              *
 Kenji Fujimoto (7)                                       20,000              *
 Abel S. Lo (8)                                          514,383           1.3%
 Ta-Lin Hsu (9)                                          116,360              *
 Timothy Tomlinson (10)                                   32,669              *
 Young K. Sohn (11)                                            0              *
 Executive officers and Directors as a group           5,583,844          13.7%
 (11 persons) (12)

--------------------
* Less than 1%

(1) The address of Messrs. Tsang, Fujimoto, Koc, Lo, and Ms. Soderberg is c/o Oak Technology, Inc., 139 Kifer Court, Sunnyvale, CA 94086. The address of Mr. Hsu c/o H&Q Asia Pacific International Trade Bldg., 32nd Fl., 333 Keelung Road, Taipei, Taiwan 10548, Republic of China. The address of Mr. Tomlinson is c/o Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, 2nd Floor, Palo Alto, CA 94306. The address of Mr. Sohn is c/o Quantum Corporation, 500 McCarthy Blvd., Milpitas, CA 95035.

(2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. All options previously granted by the Company under its 1988 Stock Option Plan ("1988 Option Plan") generally are immediately exercisable (except for certain options held by Directors which become exercisable in accordance with their respective vesting terms), but shares issued upon the exercise of such immediately exercisable options are subject to a repurchase option held by the Company that expires over time with respect to specified portions of the shares subject to the options. All options granted under the Company's 1994 Stock Option Plan ("1994 Option Plan") and the Company's 1994 Outside Directors' Stock Option Plan ("1994 Directors' Option Plan") become exercisable in accordance with their respective vesting terms.

(3) Percentage ownership is based on 40,656,495 shares of Common Stock outstanding on August 31, 1998. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after August 31, 1998 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(4) Represents 3,362,949 shares held of record by Mr. Tsang, an aggregate of 1,120,000 shares held of record by four trusts for Mr. Tsang's children of which Mr. Tsang's brother and brother-in-law are trustees. Mr. Tsang is Chairman of the Board of Directors, and Chief Executive Officer of the Company.

(5) Includes 16,800 shares subject to options exercisable within 60 days of August 31, 1998. Mr. Koc was Vice President of the Company's Optical Storage Business Unit before his resignation as of July 15, 1998.

(6) Includes 18,600 shares subject to options exercisable within 60 days of August 31, 1998. Ms. Soderberg is a Vice President, General Counsel and Secretary of the Company.

(7) Represents 20,000 shares subject to options exercisable within 60 days of August 31, 1998. Mr. Fujimoto is a Vice President of the Company and General Manager of Oak Technology, K.K.

(8) Includes 12,000 shares subject to options exercisable within 60 days of August 31, 1998. Mr. Lo is a Vice President of the Company and General Manager of Oak Technology, Inc., Taiwan.

(9) Includes 6,360 shares subject to options exercisable within 60 days of August 31, 1998. Dr. Hsu is a Director of the Company.

(10) Includes 6,360 shares subject to options exercisable within 60 days of August 31, 1998. Mr. Tomlinson is a Director of the Company.

(11) Mr. Sohn became a Director of the Company on January 12, 1998.

(12) Includes 69,680 shares subject to options exercisable within 60 days of August 31, 1998.

                       DIRECTORS, MEETINGS AND OTHER MATTERS

DIRECTORS

     The following sets forth certain information concerning the Company's current Directors, including the Class I nominees to be elected at this Annual Meeting.

Name                      Age    Positions With the Company      Director Since
----                      ---    --------------------------      --------------
 DIRECTOR NOMINATED FOR ELECTION AS CLASS I DIRECTOR AT THE 1998 ANNUAL MEETING
 OF STOCKHOLDERS:
 Timothy Tomlinson        48        Director                         1988

 Young K. Sohn            42        Director                         1998

 CLASS II DIRECTOR WHOSE TERM EXPIRES AT THE 1999 ANNUAL MEETING OF
 STOCKHOLDERS:

 Ta-Lin Hsu               55        Director                         1991

 CLASS III DIRECTORS WHOSE TERM EXPIRES AT THE 2000 ANNUAL MEETING OF
 STOCKHOLDERS:

 Richard B. Black         65        Director and President           1992

 David D. Tsang           56        Chief Executive Officer          1987
                                    and Chairman of the Board
                                    of Directors



     Mr. Tomlinson has been a Director of the Company since June 1988. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson has been a Director and Secretary of VeriSign, Inc., a maker of security software, since April 1995, and is also a Director of Portola Packaging, Inc., a manufacturer of tamper evident closures and related equipment. Mr. Tomlinson holds a B.A. degree in economics, an M.B.A. and a J.D. from Stanford University.

     Mr. Sohn has been a Director of the Company since January 1998. He has acted as Director of Marketing at Intel Corporation since August 1983, and has been employed at Quantum Corporation since January 1993, most recently as President of its Hard Drive Business. Mr. Sohn currently serves on the Board of Directors of i-Planet, Inc. He holds a B.S. in electrical engineering from the University of Pennsylvania and an M.S. (M.B.A.) from Massachusetts Institute of Technology.

     Dr. Hsu has been a Director of the Company since January 1991. He has been employed by H&Q Asia Pacific, Ltd., the parent company of H&Q Taiwan Co., Ltd., since February 1985, most recently as Chairman. Since October 1992, he has acted as a Managing Director of Asia Pacific Growth Fund and as Chairman of Asia Pacific Growth Fund, GP, members of a venture group. Since June 1996 he has also served as a Managing Director of Asia Pacific Growth Fund II. Dr. Hsu is a director at numerous companies, including H&Q Asia Ventures, Ltd. and H&Q Asia Ventures II, Ltd., as well as a number of private companies. Dr. Hsu holds a B.S. degree in physics from National Taiwan University, an M.S. degree in electrophysics from Polytechnic Institute of Brooklyn and a Ph.D. in electrical engineering from the University of California, Berkeley.

      Mr. Black has been President of the Company since January 1998, a Director of the Company since November 1992 and was also a Director from 1987 to 1990. In addition to these duties, Mr. Black has been acting President of the Company's Optical Storage Group since August of 1998. He has been the Chairman of the Board of Directors of ECRM Incorporated, an electronic publishing equipment manufacturer, since 1983 and a general partner of KBA Partners, L.P., an investment company, since 1987. He has also been Chairman of the Board of Directors of CycleOps Products, Inc. since January 1997. He is currently a director at Gabelli Funds, Inc., Benedetto Gartland Company, General Scanning Inc., Grand Eagle Companies, Inc. and Morgan Group, Inc.
Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

      Mr. Tsang has been Chief Executive Officer of the Company since he founded the Company in July 1987 and a Director of the Company since October 1987. He has also served as Chairman of the Board of Directors of the Company since January 1991. Mr. Tsang has also held the positions of Chief Financial Officer from July 1987 to March 1993, Secretary of the Company from July 1987 to December 1994 and President of the Company from July 1987 to January 1998. He has served as Chairman of the Board of Directors to Pixel Magic, Oak's subsidiary, since November 1995. He has also been a Director of Quality Semiconductor, Inc. since June 1996 and Enable Semiconductor, Inc. since January 1997, both developers of semiconductor products, ASE Test, Inc. since January 1997, a semiconductor assembly and testing company, and Headway Technologies, Inc. since April 1998, a manufacturer of recording head for the magnetic storage industry. Prior to joining Oak, Mr. Tsang was the founder and served in various positions including President, Chief Executive Officer and Chairman of Data Technology Corp., a manufacturer of disk controllers and high density disk drives, from 1979 to 1987, and co-founded Xebec Data Corp., a manufacturer of disk controllers, where he was employed from 1974 to 1979. Mr. Tsang holds a B.S. degree in electrical engineering from Brigham Young University and an M.S. degree in electrical engineering from the University of Santa Clara.

BOARD MEETINGS AND COMMITTEES

      During the fiscal year ended June 30, 1998, the Board of Directors held eleven (11) meetings. Other than Mr. Sohn, who served as a director for only one-half of the fiscal year, each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such Director served during fiscal 1998.

      The Board of Directors does not have a Nominating Committee, but does have an Audit Committee and a Compensation Committee.

      The Audit Committee's function is to review, with the Company's independent auditors, management and the Board of Directors, the Company's financial reporting policies and practices and internal financial controls. The Audit Committee reviews all matters relating to the independent auditors' relationship with the Company, including the scope of the annual audit and implementation of audit procedures, and assists the Board of Directors in evaluating the performance of the auditors. The Audit Committee also makes recommendations with respect to the retention of the independent auditors to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Young K. Sohn and Timothy Tomlinson. The Audit Committee held two (2) meetings during the fiscal year ended June 30, 1998.

      The Compensation Committee's primary function is to review the compensation levels of the senior officers and Directors of the Company and the compensation policy of the Company in general and to make recommendations concerning salary and incentive compensation for, and to grant stock options to, officers and employees of the Company. The members of the Compensation Committee are Young K.

Sohn and Ta-Lin Hsu. The Compensation Committee met eleven (11) times during the fiscal year ended June 30, 1997.

DIRECTOR COMPENSATION

      Each non-employee Director receives an annual retainer of $20,000 and a quarterly meeting fee of $2,500. In addition, all non-employee Directors of the Company receive up to an additional $2,500 per fiscal quarter if they serve as a Chairman of a committee of the Board of Directors or up to an additional $1,500 per fiscal quarter if they serve as a member (other than Chairman) of a committee of the Board of Directors.

      In December 1994, the Board adopted, and in January 1995 the Company's stockholders approved, the 1994 Directors' Option Plan, which provides for the automatic grant of options to purchase shares of Common Stock to non-employee Directors of the Company. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1994 Directors' Option Plan is 500,000. The maximum number of shares of Common Stock that may be issued to any one non-employee Director under the 1994 Directors' Option Plan is 80,000. Pursuant to the terms of the 1994 Directors' Option Plan, each non-employee Director who on or after December 13, 1994 becomes a member of the Board will automatically be granted an option for 20,000 shares of Common Stock on the date the non-employee Director first joins the Board (the "Initial Grant"). Each year following the date on which the Board adopted the 1994 Directors' Option Plan, on the date of the Company's Annual Meeting of Stockholders, each non-employee Director will automatically be granted an additional option for 6,000 shares of Common Stock (a "Succeeding Grant"). Each Initial Grant and each Succeeding Grant will vest as to 24% of the shares on the one-year anniversary of the date of grant and as to 2% of the shares per month thereafter, so long as the non-employee Director remains a member of the Board. Notwithstanding anything to the contrary, in the event a non-employee Director has not yet vested as to 24% of an Initial Grant or a Succeeding Grant and such non-employee Director is not re-elected at the Company's Annual Stockholders' Meeting immediately following such grant, 24% of such grant will accelerate and become immediately exercisable. The 1994 Directors' Option Plan will terminate in December 2004, unless sooner terminated by the Board. Under the Plan, on November 25, 1997, each of Messrs. Tomlinson and Hsu received an option grant for 6,000 shares at an exercise price of $7.875 per share.

      Each of Messrs. Tomlinson, Hsu and Sohn was granted an option under the 1994 Option Plan to purchase 40,000 shares at an exercise price equal to $3.25 per share, subject to stockholder approval of Proposal 2. However, each of Messrs. Tomlinson, Hsu and Sohn has waived his right to receive any options under the 1994 Directors' Option Plan on the date of the 1998 Annual
Meeting.   In addition, on January 12, 1998, Mr. Sohn received an Initial
Grant under the 1994 Directors' Plan for 20,000 shares at an exercise price of $6.50 per share.

                  EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth information for the fiscal years ended June 30, 1998, June 30, 1997 and June 30, 1996 concerning compensation paid or accrued by the Company to (i) the Chief Executive Officer of the Company and (ii) the four other most highly compensated executive officers of the Company whose total annual salary and incentive compensation for fiscal year 1998 exceeded $100,000. No officer resigned during the last fiscal year who otherwise would have been included in the table.

                           SUMMARY COMPENSATION TABLE
                                                                                                             Long-Term
                                                                                                           Compensation
                                                                                                              Awards
                                                           Annual Compensation                             ------------
                                        -------------------------------------------------------------        Securities
                                                                                         Other Annual        Underlying
Name and Principal Position             Year            Salary($)        Bonus($)        Compensation         Options
--------------------------------        ----            --------         --------        ------------      ------------
 David D. Tsang (1)                     1998            $300,000             --                   --         100,000
 Chief Executive Officer and            1997            $302,825       $180,000                   --              --
 Chairman of the Board                  1996            $200,000             --                   --              --

 Aydin Koc (2)                          1998            $183,250        $69,510                   --          50,000
 Vice President, Optical Storage        1997            $138,635(2)     $35,984                   --          40,000
 Business Unit                          1996                  --             --                   --              --

 Shawn M. Soderberg (1)                 1998            $166,290        $61,281                   --          15,000
 Vice President, General Counsel,       1997            $149,697        $36,593                   --          35,000(4)
 Secretary                              1996             $44,767(3)      $7,500                   --          30,000


 Kenji Fujimoto (1)                     1998            $216,554             --                   --          50,000
 Vice President; General Manager,       1997            $193,191        $70,000                   --              --
 Oak Technology, KK                     1996            $209,931             --                   --              --

 Abel S. Lo (1)                         1998            $168,315        $16,969              $12,916(5)       50,000
 Vice President; General Manager,       1997            $209,174        $70,000                   --              --
 Oak Technology, Inc., Taiwan           1996            $158,644             --              $32,685(5)           --

----------------


(1) Mr. Tsang's current salary rate is $325,000 per annum and he is eligible in fiscal 1999 for a target bonus of 60% of his salary up to a maximum bonus of 90% of his salary. The current salary rates for Ms. Soderberg and Mr. Fujimoto are $190,000, and Y26,000,000 per annum respectively and for Mr. Lo is $150,000 and NT $700,000 per annum, and each is eligible in fiscal 1999 for a target bonus of 40% of their respective salaries. The award of any bonus is subject to the discretion of the Compensation Committee of the Board of Directors and if awarded, will be based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Compensation Committee. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by the Company.

(2) Mr. Koc joined the Company on September 16, 1996 and resigned from the Company effective July 15, 1998.

(3)  Ms. Soderberg joined the Company in February, 1996.

(4)  Includes 30,000 shares granted in fiscal 1996 and repriced in fiscal 1997.

(5) Includes a living allowance of $12,916 in fiscal 1998, and a living allowance of $14,222 in fiscal 1996.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning the stock options granted to the persons named in the Summary Compensation Table during the fiscal year ended June 30, 1998. No stock appreciation rights were granted in fiscal 1998.

                                                                             Potential Realizable Value ($)
                                                                              at Assumed Annual Rates of
                                                                              Stock Price Appreciation for
Name                                Individual Grants                         Option Term (1)
-----------------------------------------------------------------------------------------------------------
                   Number of     Percent       Exercise or    Expiration        5%             10%
                   Securities    of Total      Base Price     Date
                   Underlying    Options       ($/Sh)(3)
                   Options       Granted to
                   Granted (2)   Employees
                                 in Fiscal
                                 Year
----------------------------------------------------------------------------------------------------------
 David D. Tsang    100,000        3.7052         $9.625       11/03/07(4)    $605,311       $1,533,977.12

 Aydin Koc (5)      50,000        1.8526         $9.625       11/03/02       $132,961         $293,807.94

 Shawn M.           15,000         .5558          $7.00       03/02/03(6)     $29,010          $64,103.55
 Soderberg

 Kenji Fujimoto     50,000        1.8526         $9.625       11/03/07(4)    $302,656         $766,988.56

 Abel S. Lo         50,000        1.8526         $9.625       11/03/07(4)    $302,656         $766,988.56


(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. The potential realizable value for options granted to Messrs. Tsang, Fujimoto and Lo is based on an option term of 10 years, although as of June 30, 1998 these options had a terms of five years (extended to 10 years in fiscal 1999.)

(2) All options become vested for (i) 24% of the underlying shares on the first anniversary of the grant date and (ii) for the balance of the shares in a series of successive equal monthly installments of 2% of the option shares measured from the first anniversary of the vesting commencement date. Each such option, with the exceptions noted, was originally granted with a term of five (5) years which was amended in fiscal 1999 to a term of ten (10) years measured from the grant date.

(3) The exercise price may be paid in (i) cash, (ii) shares of Common Stock held for the requisite period to avoid a charge to the Company's earnings for financial reporting purposes, (iii) through a same-day sale program or (iv) subject to the discretion of the Plan Administrator, by delivery of a full-recourse, secured promissory note payable to the Company.

(4) Option was originally granted with a term of five (5) years and amended in fiscal 1999 to a term of ten (10) years measured from the grant date.

(5)  Aydin Koc resigned from the Company effective July 15, 1998.

(6) Option was cancelled and repriced in fiscal 1999 with a term of ten (10) years.

OPTION EXERCISES AND FISCAL 1998 YEAR-END VALUES

     The following table provides certain information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1998 by the persons named in the Summary Compensation Table and sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1998. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of June 30, 1998. The Company has not issued any stock appreciation rights.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                               Number of Securities           Value of Unexercised In-the-
                                              Underlying Unexercised             Money Options at Fiscal
                                            Options at Fiscal Year-End               Year-End(1)(2)
                                            --------------------------       ----------------------------
                     Shares
                   Acquired on    Value
Name                Exercise     Realized   Exercisable    Unexercisable     Exercisable     Unexercisable
----               -----------   --------   -----------    -------------     -----------     -------------
 David D. Tsang        0           0               0          100,000                 $0             $0
 Aydin Koc (2)         0           0          16,000           74,000                 $0             $0
 Shawn M. Soderberg    0           0          17,700           32,300                 $0             $0
 Kenji Fujimoto        0           0          18,311           51,689(3)      $33,188.69      $3,061.31
 Abel S. Lo            0           0          12,000           50,000         $44,850.00             $0

----------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at June 30, 1998 (based on the closing price of $4.5625 for the Company's Common Stock on the Nasdaq National Stock Market on June 30, 1998) and the exercise price of the options.

(2)  Aydin Koc resigned from the Company on July 15, 1998.

(3) Includes 1,689 unvested option shares that are immediately exercisable, but unvested shares are subject to a repurchase option held by the Company. This table therefore reflects the unvested options for each individual as being unexercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during fiscal 1998 was comprised of independent, non-employee Directors of the Company, Young K. Sohn and Ta-Lin Hsu. For a description of transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see "Certain Relationships and Related Transactions."

     No executive officer of the Company served on the Compensation Committee of another entity or on any other Committee of the Board of Directors of another entity performing similar functions, during the last fiscal year.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Under the Company's 1988 Option Plan, if the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation, options granted under the 1988 Option Plan will terminate unless the agreement relating to such corporate transaction provides otherwise.

     Under the 1994 Option Plan, in the event the Company is acquired by merger, asset sale or a sale of shares by the stockholder or in the event of liquidation or dissolution of the Company, each outstanding option under the 1994 Option Plan which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will terminate and cease to be outstanding effective as of the date of the acquisition, liquidation or dissolution.

     Under the 1994 Directors Option Plan, in the event of a "change of control," the vesting of all options granted pursuant to the 1994 Directors Option Plan shall accelerate and the options will become immediately exercisable in full prior to the consummation of such change of control at such times and on such conditions as the Board shall determine. Furthermore, the Board, in its sole discretion, may arrange with the acquiring corporation for it to assume the Company's rights and obligations under outstanding options (which, for such purposes shall include options that become immediately exercisable and vested as provided above) not exercised by the participant prior to the consummation of the change of control or substitute options for the acquiring corporation's stock for such outstanding options. Any options which are neither assumed or substituted for by the acquiring corporation in connection with the change of control nor exercised prior to the consummation of the change of control shall terminate and cease to be outstanding effective as of the date of the change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1993, the Company sold 1,500 Secured Promissory Note Units to four private investors at a purchase price of $1,000 per unit. Each unit consisted of one secured promissory note with a face value of $1,000 bearing an interest rate of 11% per annum and one warrant to purchase shares of Series D Preferred Stock convertible into 233.34 shares of Common Stock at an exercise price per common equivalent share of $1.50. Of such units, 500 and 68 were sold to Messrs. Black and Tsang, respectively. All of the secured promissory notes associated with the units were repaid in full together with accrued interest thereon in October 1993. In November 1997, Mr. Tsang exercised all of these warrants which resulted in the issuance of 150,339 shares of common stock under the warrants' cashless exercise provision.

     Mr. Tomlinson is a general partner of Tomlinson Zisko Morosoli & Maser LLP ("TZMM"), a law firm that provides legal services to the Company. The Company paid to TZMM approximately $390,000, $169,000 and $184,000 in fiscal 1996, 1997 and 1998 respectively.

     Mr. Tsang is a director of ASE Test, Inc., a semiconductor testing company that does business with the Company. The Company paid approximately $2,907,000, $3,161,000 and $4,170,000 to ASE Test, Inc. in fiscal 1996, 1997 and 1998, respectively.

     Dr. Hsu was a director of ASE, Inc., a semiconductor assembly company, until April 1997. The Company paid approximately $11,740,000, $11,725,000 and $14,075,000 to ASE, Inc. in fiscal 1996, 1997 and 1998, respectively.

     Mr. Tsang and Dr. Hsu are directors of Enable Technology, Inc., a company that supplies the Company certain products. The Company paid $90,000 in fiscal 1996, $40,000 in fiscal 1997 and $20,000 in fiscal 1998 to Enable Technology, Inc.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes, that all executive officers, directors and more than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 1998.

           REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is comprised of two independent, non-employee directors of the Company, none of whom are former employees of the Company. The Compensation Committee was comprised of Richard B. Black and Ta-Lin Hsu until Mr. Black became an employee of the Company in January, 1998. Commencing with Mr. Black's employment, the Compensation Committee was comprised of Ta-Lin Hsu and Young K. Sohn. The Compensation Committee's primary function is to review the compensation policy of the Company in general and to make recommendations concerning salary and incentive compensation for, and to grant stock options to, officers and employees of the Company.

     The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officer or any of the four other most highly compensated executive officers, unless such compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the 1994 Option Plan currently meet the requirement of being performance-based in accordance with the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

     The compensation program and policies of the Company are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. The Company's compensation program utilizes salary, incentive bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to recognize the value achieved by the executive team for the Company's stockholders.

     SALARY. During the fiscal year, the Committee reviews with the Chief Executive Officer, and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers. In making individual base salary decisions, the Committee reviews each officer's duties, the quality of his or her performance, market compensation practices, and the contribution the officer has made to the Company's overall performance. The Committee also compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions and the extent and frequency of prior salary adjustments.

     INCENTIVE COMPENSATION. The Company has implemented an executive bonus plan which is based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Committee. For the purposes of the bonus calculation under the bonus plan, performance is measured according to achievement of approved targets in specified categories. If the targeted levels are met, each participant in the bonus plan may earn a bonus from 40% to 60% of such executive officer's base salary, with the exception of the Chief Executive Officer who is eligible to earn a bonus from 60% to 90% of his base salary. If the targeted levels are exceeded, additional bonuses are earned. The maximum bonus which can be earned in any year by an executive under the plan is 150% of the targeted bonus. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by the Company. In addition, regardless of whether targeted performance levels are met, any award is subject to the discretion of the Compensation Committee of the Board of Directors.

     STOCK OPTIONS. The Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders. The Committee generally grants stock options at the commencement of an executive officer's employment and, depending upon that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. In making its determination as to grant levels, the Committee takes into consideration prior grants to such executive, the number of years such officer has been employed by the Company, the possibility of future promotions, grants made in the semiconductor industry to similarly situated executives, and, in the case of an initial grant, the sufficiency of such grant in order to attract the executive to accept employment with the Company.

     CEO COMPENSATION. The Committee independently determines the base salary for the Chief Executive Officer based on the assessment of the Company's performance against its present goals, the Company's performance within the semiconductor industry, the overall performance of the Chief Executive Officer, and the compensation levels of similarly situated chief executive officers. Based upon such assessment, the Chief Executive Officer's base salary was $300,000 for fiscal 1998 and was increased to $325,000 on September 1, 1998. In addition, the Chief Executive Officer received options to purchase 100,000 shares of the Company's Common Stock during fiscal 1998. The Chief Executive Officer did not earn a cash bonus under the Company's executive bonus plan for fiscal 1998.

                                        Compensation Committee


                                        Young K. Sohn
                                        Ta-Lin Hsu

                          COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the H&Q Semiconductor Sector Index and the Nasdaq Stock Market Index-U.S. for the period commencing on February 13, 1995 and ending on June 30, 1998.

     COMPARISON OF CUMULATIVE TOTAL RETURN FROM FEBRUARY 13, 1995(1) THROUGH JUNE 30, 1998(2)(3)

                                                             CUMULATIVE TOTAL RETURN
                                             ---------------------------------------------------
                                             2/13/95         6/95      6/96      6/97      6/98
OAK TECHNOLOGY                               100.00         262.50    133.93    139.29     65.18
NASDAQ STOCK MARKET (U.S.)                   100.00         118.59    152.26    185.13    244.36
HAMBRECHT & QUIST SEMICONDUCTOR              100.00         150.41    111.80    202.74    166.18

(1) The Company's initial public offering became effective on February 13, 1995 and trading commenced on February 14, 1995. For purposes of this presentation, the Company has assumed that its initial offering price of $14.00 would have been the closing sales price on February 13, 1995, the day prior to commencement of trading. The Company effected a 2-for-1 split of its Common Stock on March 28, 1996.

(2) June 30, 1998 was the last day of trading for the Company's fiscal year ended June 30, 1998.

(3) Assumes that $100.00 was invested on February 13, 1995 in the Company's Common Stock at the Company's initial offering price of $14.00 ($7.00 on a post-split basis) and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                           TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

            STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Company must be received by the Secretary of the Company at its offices at 139 Kifer Court, Sunnyvale, California 94086, no later than June 19, 1999, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

     In addition, the proxy solicited by the Board of Directors for the 1999 Annual Meeting of the Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than September 1, 1999.

                                        By Order of the Board of Directors



                                        /s/ Shawn M. Soderberg
                                        ----------------------
                                        Shawn M. Soderberg
                                        Vice President, General Counsel
                                        and Secretary



October 15, 1998

                                  DETACH HERE
-------------------------------------------------------------------------------
                                     PROXY

                             OAK TECHNOLOGY, INC.

                       ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON TUESDAY, NOVEMBER 24, 1998

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Shawn M. Soderberg and Richard B. Black, and each of them as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 1998 Annual Meeting of the Company, to be held at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California on Tuesday, November 24, 1998 at 9:00 a.m. local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

-----------                                                       -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                              SIDE
-----------                                                       -----------

                                  DETACH HERE
-------------------------------------------------------------------------------

/ X / PLEASE MARK VOTES AS IN THIS EXAMPLE.
      THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.
--------------------------------------------------------------------------------

1. To elect two (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified.

   Nominees:  Timothy Tomlinson and Young K. Sohn

                                                MARK HERE IF YOU PLAN
          FOR            WITHHELD               TO ATTEND THE MEETING
         /   /            /   /                          /   /

                                                MARK HERE FOR ADDRESS
                                                CHANGE AND NOTE BELOW
                                                       /   /

/   /
     --------------------------------------
     For all nominees except as noted above



                                                                                                          FOR     AGAINST   ABSTAIN
2. To approve an amendment to the 1994 Employee Stock Option Plan to (i) increase the number of shares   /   /     /   /     /   /
   of common stock authorized for issuance over the term of the Option Plan by 6,000,000 shares,
   (ii) render non-employee directors eligible to receive option grants under the Option Plan and (iii) eliminate the restriction that the individuals who serve on the Compensation Committee may not receive option grants under the Option Plan.
                                                                                                         FOR     AGAINST   ABSTAIN
3. To approve an amendment to the 1994 Employee Stock Purchase Plan to (i) increase the number of       /   /     /   /     /   /
   shares of Common Stock authorized for issuance over the term of the Purchase Plan by 1,000,000 shares, (ii) extend for an additional five (5) years the term of the Purchase Plan and
   (iii) allow employees of the Company's affiliates to participate in the Purchase Plan.

                                                                                                         FOR     AGAINST   ABSTAIN
4. To ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Public               /   /     /   /     /   /
   Accountants for the fiscal year ending June 30, 1999.

Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.


Signature:                               Date:                      Signature:                               Date:
          ----------------------------        -----------                     ----------------------------        -----------
